FORM N-SAR
Exhibits 77Q1(e)

ICAP FUNDS, INC.
811-08850
For Period Ended 10/31/09

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169 Lackawanna Avenue Parsippany, NJ 07054 www.mainstayfunds.com

As of August 1, 2009

Board of Directors
ICAP Funds, Inc.
51 Madison Avenue
New York, NY 10010

Re:           Expense Limitation

Dear Board of Directors:

(1)           This letter will confirm New York Life Investment Management LLC’s  (“New York Life Investments”)  intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and the fees and expenses of any other fund in which the Funds invest) to average daily net assets of each class of shares (the “Class”) for the series of ICAP Funds, Inc. listed below (the “Fund”), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, we will waive a portion of the Fund’s management fees or reimburse the expenses of the appropriate Class of the Fund in the amount of such excess, consistent with the method set forth in Section (4) below:

Fund/Class	Expense Limit
MainStay ICAP Global Fund
Investor Class	1.20%
Class A	1.15%
Class C	1.95%
Class I	0.90%

New York Life Investments authorizes the Fund and it’s administrator to reduce our monthly management fees or reimburse the monthly expenses of the appropriate Class of the Fund to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below.  New York Life Investments authorizes the Fund and its’ administrator to request funds from us as necessary to implement the limitations stated in this Section (1).  New York Life Investments will pay to the Fund or Class any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

(2)           The expense caps set forth in this Agreement are effective for a one-year period from August 1, 2009 through July 31, 2010.

(3)           The foregoing expense limitations supersede any prior agreement regarding expense limitations.  Each expense limitation is a calculated on an annual, not monthly, basis, and is based on the fiscal years of the Fund.  Consequently, if the amount of expenses accrued during a month is less than an expense limitation, the following shall apply: (i) New York Life Investments shall be reimbursed by the respective Class(es) in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to Sub-Section (3)(i), the Class(es) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year. New York Life Investments shall be entitled to recoupment from a Fund or Class of any fee waivers or expense reimbursements pursuant to this arrangement consistent with the method set forth in Section (4) below, if such action does not cause the Fund or Class to exceed existing expense limitations, and the recoupment is made within the year in which NYLIM incurred the expense.

(4)           Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “18f-3 Plan”).  To this end, the benefit of any waiver or reimbursement of any management fee and any other “Fund Expense,” as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Fund based on net asset value, regardless of Class.

This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend.  In the event of any conflict between any other term of this Agreement and this Section (4), this Section (4) shall control.

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NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:   /s/ Barry Schub
Name: Barry Schub
Title:  Executive Vice President

ACKNOWLEDGED:

ICAP FUNDS, INC.

By: /s/ Stephen P. Fisher
Name; Stephen P. Fisher
Title: President

As of August 1, 2009

Board of Directors
ICAP Funds, Inc.
51 Madison Avenue
New York, NY 10010

Re:  Notice of Voluntary Expense Limitation

MainStay ICAP Equity Fund, Investor Class, Class C and Class I
MainStay ICAP Select Equity Fund, Class A and Class I
MainStay ICAP International Fund, Class A and Class I

Dear Board of Directors:

(1)           This letter will confirm our intent that in the event the annualized ratio of total ordinary fund operating expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and the fees and expenses of any other fund in which the Funds invest) to average daily net assets of Classes of the Funds listed in the chart below, calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage limitation set forth below, we will voluntarily assume a portion of the Fund’s operating expenses in the amount of such excess:

FUND/CLASS	VOLUNTARY EXPENSE LIMITATION
ICAP Equity Fund – Investor Class ICAP Equity Fund – Class C ICAP Equity Fund – Class I	1.85% 2.60% 0.90%
ICAP Select Equity Fund – Class A ICAP Select Equity Fund – Class I	1.18% 0.90%
ICAP International Fund – Class A ICAP International Fund – Class I	1.30% 0.95%

To the extent that class-specific expenses assumed by us are insufficient to effectuate the expense limitations stated in this Section (1), we will reimburse Fund-level expenses, and such reimbursement of Fund-level expenses shall apply to all share classes of the Fund.  We authorize the Fund and the administrator to reimburse the monthly expenses of the appropriate Classes of the Fund, or reduce our monthly management fees, to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below.  We authorize the Fund and its administrator to request funds from us as necessary to implement the limitations stated in this Section (1).  We will pay to the Fund or Classes any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

(2)           These voluntary expense limitations may be terminated by us at any time upon written notice from us to the Fund.

(3)           The foregoing voluntary expense limitations supersede any prior voluntary expense limitations.  If the amount of expenses accrued during a month is less than a voluntary expense limitation, the following shall apply: (i) the voluntary expense support shall not be paid; or (ii) if the voluntary expense support has been paid, we shall be reimbursed by the respective Fund(s) or Class(es) in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the year; and (iii) to the extent reimbursements are not made pursuant to Sub-Section 3(ii), the Fund(s) and/or Classes shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the year.

(4)           Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “18f-3 Plan”).  To this end, the benefit of any waiver or reimbursement of any management fee and any other “Fund Expense,” as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Funds based on net asset value, regardless of Class.

This Notice of Voluntary Expense Limitation shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend.  In the event of any conflict between any other term of this Notice of Voluntary Expense Limitation and this Section (4), this Section (4) shall control.

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NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:    /s/ Barry A. Schub